Exhibit 99.1

YETI Reports Fourth Quarter and Fiscal Year 2020 Results
Fourth Quarter Net Sales Increased 26%; Full Year Increased 19%
Fourth Quarter Gross Margin Expanded 530 Basis Points; Full Year Expanded 560 Basis Points
Fourth Quarter EPS of $0.71; Adjusted EPS of $0.74
Full Year EPS of $1.77; Adjusted EPS of $1.87
Provides Fiscal Year 2021 Outlook

Austin, Texas, February 11, 2021 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended January 2, 2021. The 14-week fourth quarter and 53-week fiscal year ended January 2, 2021 are compared to the 13-week fourth quarter and 52-week fiscal year ended December 28, 2019.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information,” “Revised Non-GAAP Financial Measures Beginning in Fiscal 2020,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “Our remarkable fourth quarter and full year performance reflects the ongoing vitality and relevance of our brand with customers as well as the incredible dedication of and strong execution by our global employees. Our fourth quarter results were highlighted by 26% net sales growth, record gross margin of nearly 60% and over $250 million in cash following an additional $100 million voluntary debt payment at the end of the quarter. This strong quarter culminated a year that saw YETI cross the $1 billion in net sales milestone driven by 19% topline growth. Our revenue growth combined with expanding margins generated over 75% adjusted EPS growth – significantly ahead of our initial outlook during an unprecedented year of disruptions and challenges.”

For the Three Months Ended January 2, 2021 (14 Week Period)

Net sales increased 26% to $375.8 million, compared to $297.6 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 46% to $217.8 million, compared to $149.0 million in the prior year quarter, driven by strong performance in both Drinkware and Coolers & Equipment. The DTC channel grew to 58% of net sales, compared to 50% in the prior year period.
•Wholesale channel net sales increased 6% to $158.0 million, compared to $148.7 million in the same period last year, driven by both Drinkware and Coolers & Equipment.
•Drinkware net sales increased 23% to $235.7 million, compared to $192.0 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 31% to $134.3 million, compared to $102.3 million in the same period last year, driven by strong performance in soft coolers, hard coolers, outdoor living products, and cargo.

Gross profit increased 39% to $224.8 million, or 59.8% of net sales, compared to $162.3 million, or 54.5% of net sales, in the fourth quarter of Fiscal 2019. The 530 basis point increase in gross margin was primarily driven by a favorable mix shift to our DTC channel, as well as product cost improvements, decreased tariffs, and lower inbound freight.

Selling, general, and administrative (“SG&A”) expenses decreased 5% to $143.4 million, compared to $150.4 million in the fourth quarter of Fiscal 2019. Excluding the impact of the $40.7 million one-time non-cash stock-based compensation expense related to pre-IPO performance-based awards recognized in the prior period, SG&A expenses as a percentage of net sales increased 130 basis points. Variable expenses increased 140 basis points, driven by our faster growing and higher gross margin DTC channel, which grew to 58% of net sales during the period. Excluding the impact of the aforementioned one-time non-cash stock-based compensation expense, non-variable expenses leveraged 10 basis points on higher net sales, including leverage on higher expenditures in areas such as employee costs and distributions expenses, partially offset by deleverage on higher marketing expenses.

Operating income increased to $81.4 million, or 21.7% of net sales, compared to $12.0 million, or 4.0% of net sales, during the prior year quarter, which included the impact of the aforementioned one-time stock-based compensation expense.

Adjusted operating income increased 57% to $84.5 million, or 22.5% of net sales, compared to $54.0 million, or 18.1% of net sales, during the same period last year.

Net income increased to $62.4 million, or 16.6% of net sales, compared to $4.7 million, or 1.6% of net sales, in the prior year quarter, which included the impact of the aforementioned one-time stock-based compensation expense; Net income per diluted share increased to $0.71, compared to $0.05 per diluted share in the prior year quarter.

Adjusted net income increased 73% to $65.2 million, or 17.4% of net sales, compared to $37.8 million, or 12.7% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 70% to $0.74, compared to $0.43 per diluted share in the prior year quarter.

Adjusted EBITDA increased 52% to $94.0 million, or 25.0% of net sales, from $61.8 million, or 20.8% of net sales, during the same period last year.

For the Twelve Months Ended January 2, 2021 (53 Weeks)

Net sales increased 19% to $1,091.7 million, compared to $913.7 million in the prior year.

•DTC channel net sales increased 50% to $580.9 million, compared to $386.1 million in the prior year period, driven by both Coolers & Equipment and Drinkware. The DTC channel grew to 53% of net sales, compared to 42% in the prior year.
•Wholesale channel net sales decreased 3% to $510.9 million, compared to $527.6 million in the same period last year, primarily driven by Coolers & Equipment. The decline in wholesale channel net sales was mainly driven by the effects of the COVID-19 pandemic on temporary store closures during the first half of the year.
•Drinkware net sales increased 19% to $628.6 million, compared to $526.2 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 21% to $446.6 million, compared to $368.9 million in the same period last year. The strong performance was driven by growth in soft coolers, hard coolers, outdoor living products, and cargo.

Gross profit increased 32% to $628.8 million, or 57.6% of net sales, compared to $475.3 million, or 52.0% of net sales, in the prior year. The 560 basis point increase in gross margin was primarily driven by a favorable mix shift to our DTC channel as well as product cost improvements, lower inbound freight, and decreased tariffs.

Selling, general, and administrative (“SG&A”) expenses increased 8% to $414.6 million, compared to $385.5 million in the prior year. Excluding the impact of the $40.7 million one-time non-cash stock-based compensation expense related to pre-IPO performance-based awards recognized in the prior year, SG&A expenses as a percentage of net sales increased 30 basis points. Variable expenses increased 210 basis points, driven by our faster growing and higher margin DTC channel, which grew to 53% of net sales during the period. Excluding the impact of the aforementioned one-time non-cash stock-based compensation expense, non-variable expenses leveraged 180 basis point on higher net sales, including leverage on higher expenditures in areas such as employee costs, non-cash stock-based compensation expense, and marketing expenses, partially offset by deleverage on higher distribution costs.

Operating income increased 139% to $214.2 million, or 19.6% of net sales, compared to $89.8 million, or 9.8% of net sales, during the prior year, which included the impact of the aforementioned stock-based compensation expense.

Adjusted operating income increased 57% to $224.3 million, or 20.5% of net sales, compared to $142.7 million, or 15.6% of net sales, during the same period last year.

Net income increased 209% to $155.8 million, or 14.3% of net sales, compared to $50.4 million, or 5.5% of net sales, in the prior year, which included the impact of the aforementioned stock-based compensation expense; Net income per diluted share increased 204% to $1.77, compared to $0.58 per diluted share in the prior year.

Adjusted net income increased 79% to $164.2 million, or 15.0% of net sales, compared to $91.8 million, or 10.0% of net sales in the prior year period; Adjusted net income per diluted share increased 76% to $1.87, compared to $1.06 per diluted share in the same period last year.

Adjusted EBITDA increased 49% to $256.0 million, or 23.5% of net sales, from $171.6 million, or 18.8% of net sales, during the prior year.

Balance Sheet and Cash Flow Highlights

Cash increased to $253.3 million, compared to $72.5 million at the end of Fiscal 2019.

Inventory decreased 25% to $140.1 million, compared to $185.7 million at the end of Fiscal 2019. During the final weeks of the first quarter of 2020, YETI took decisive actions in response to government mandates and retail store closures due to the COVID-19 pandemic by reducing purchase orders to align with demand forecasts at the time and to provide enhanced financial flexibility. This disruption and the overall strong demand during 2020 contributed to the inventory decline during the fourth quarter. YETI continues to work to replenish its distribution channels to meet customer demand throughout Fiscal 2021.

Total debt, excluding finance leases and unamortized deferred financing fees, was $135.0 million, compared to $300.0 million at the end of the Fiscal 2019. During Fiscal 2020, YETI made mandatory and voluntary debt payments of $15.0 million and $150.0 million, respectively, and fully repaid the precautionary first quarter borrowings of $50.0 million under its revolving credit facility. Accordingly, at the end of Fiscal 2020, we had no outstanding borrowings and $150.0 million available for borrowing under our revolving credit facility. At the end of the quarter, our cash balance exceeded total debt by $118.3 million.

Cash flow provided by operating activities was $366.4 million, compared to $86.9 million for the twelve months ended December 28, 2019. Capital expenditures were $15.6 million, compared to $32.1 million during the same period last year.

Mr. Reintjes added, “Demand for YETI was strong before the onset of the pandemic and remained robust as global consumers adjusted to new work and life habits highlighted by interest in outdoor pursuits, behaviors that we expect will continue this year. Looking forward, we believe YETI is uniquely positioned to capitalize as consumers begin to re-engage in pre-pandemic activities such as commuting, social gatherings, and sports activities at all levels. This confidence is reflected in our topline outlook of 15% to 17% growth for 2021 – on top of our incredible performance in 2020 and above our long-term target. To further adapt to these consumer evolutions, we remain steadfast in investing across our strategic priorities to ensure we are driving our long-term sustainable global growth aspirations.”

Fiscal 2021 Outlook

For Fiscal 2021, a 52-week period, compared to a 53-week period in Fiscal 2020, YETI expects:

•Net sales to increase between 15% and 17% with sales growth weighted to the first half of the year;
•Operating income as a percentage of net sales of approximately 18.5%;
•Adjusted operating income as a percentage of net sales of approximately 20.0%;
•An effective tax rate of approximately 24.5%;
•Net income per diluted share to be between $1.95 and $1.98, reflecting a 10% to 12% increase, with earnings growth heavily weighted to the first and fourth quarter;
•Adjusted net income per diluted share between $2.11 and $2.14, reflecting a 13% to 15% increase, with earnings growth heavily weighted to the first and fourth quarter;
•Diluted weighted average shares outstanding of approximately 88.6 million; and
•Capital expenditures between $55 million and $60 million, primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the fourth quarter of Fiscal 2020 financial results is scheduled for today, February 11, 2021, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13714657. A replay will be available through February 25, 2021.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, and, in the case of adjusted net income, also adjusted for the loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; and loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from the early prepayment of debt. Beginning in Fiscal 2021, we will adjust our non-GAAP financial measures to add back costs related to the start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses that we do not believe are indicative of our ongoing or underlying operating performance. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, and loss on modification and extinguishment of debt. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Revised Non-GAAP Financial Measures Beginning in Fiscal 2020
As previously disclosed, following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI revised its definitions of certain non-GAAP financial measures by eliminating various adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward. Specifically, YETI no longer includes adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company.
YETI has recast its historical 2019 non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to our expectations for opportunity or growth, including those set forth in the quote from YETI’s President and CEO, and the Fiscal 2021 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2020, June 27, 2020, and September 26, 2020, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.
The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com
Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net sales	$375,768	$297,602	$1,091,721	$913,734
Cost of goods sold	150,924	135,268	462,918	438,420
Gross profit	224,844	162,334	628,803	475,314
Selling, general, and administrative expenses	143,418	150,352	414,570	385,543
Operating income	81,426	11,982	214,233	89,771
Interest expense	(1,425)	(4,698)	(9,155)	(21,779)
Other income (expense)	1,143	(542)	123	(734)
Income before income taxes	81,144	6,742	205,201	67,258
Income tax expense	(18,750)	(2,000)	(49,400)	(16,824)
Net income	$62,394	$4,742	$155,801	$50,434

Net income per share
Basic	$0.72	$0.05	$1.79	$0.59
Diluted	$0.71	$0.05	$1.77	$0.58

Weighted-average common shares outstanding
Basic	87,102	86,291	86,978	85,088
Diluted	88,320	86,930	87,847	86,347

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	January 2, 2021	December 28, 2019
ASSETS
Current assets
Cash	$253,283	$72,515
Accounts receivable, net	65,417	82,688
Inventory	140,111	185,700
Prepaid expenses and other current assets	17,686	19,644
Total current assets	476,497	360,547
Property and equipment, net	78,075	82,610
Operating lease right-of-use assets	34,090	37,768
Goodwill	54,293	54,293
Intangible assets, net	92,078	90,850
Deferred income taxes	1,062	1,082
Deferred charges and other assets	972	2,389
Total assets	$737,067	$629,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$123,621	$83,823
Accrued expenses and other current liabilities	89,068	42,088
Taxes payable	18,316	3,329
Accrued payroll and related costs	25,810	18,119
Operating lease liabilities	8,247	7,768
Current maturities of long-term debt	22,697	15,185
Total current liabilities	287,759	170,312
Long-term debt, net of current portion	111,017	281,715
Operating lease liabilities, non-current	36,546	42,200
Other liabilities	13,327	13,307
Total liabilities	448,649	507,534

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,128 and 86,774 shares outstanding at January 2, 2021 and December 28, 2019, respectively	871	868
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	321,678	310,678
Accumulated deficit	(33,744)	(189,545)
Accumulated other comprehensive (loss) income	(387)	4
Total stockholders’ equity	288,418	122,005
Total liabilities and stockholders’ equity	$737,067	$629,539

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	January 2, 2021	December 28, 2019
Cash Flows from Operating Activities:
Net income	$155,801	$50,434
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,535	28,959
Amortization of deferred financing fees	935	2,189
Stock-based compensation	9,009	52,332
Deferred income taxes	(3,827)	15,615
Other	(74)	—
Impairment of long-lived assets	1,051	616
Loss on prepayment, modification, or extinguishment of debt	1,064	643
Changes in operating assets and liabilities:
Accounts receivable, net	16,353	(19,940)
Inventory	46,052	(40,541)
Other current assets	1,982	(6,798)
Accounts payable and accrued expenses	89,125	6,614
Taxes payable	14,943	(3,101)
Other	3,478	(129)
Net cash provided by operating activities	366,427	86,893
Cash Flows from Investing Activities:
Purchases of property and equipment	(15,566)	(32,077)
Additions of intangibles, net	(7,378)	(16,614)
Net cash used in investing activities	(22,944)	(48,691)
Cash Flows from Financing Activities:
Borrowings under revolving line of credit	50,000	—
Repayments under revolving line of credit	(50,000)	—
Repayments of long-term debt	(165,000)	(34,875)
Proceeds from employee stock transactions	3,022	3,561
Taxes paid in connection with employee stock transactions	(1,028)	(13,516)
Finance lease principal payment	(185)	(74)
Proceeds from borrowings on Term Loan A in connection with amendment	—	66,238
Repayments of Term Loan A in connection with amendment	—	(64,250)
Payments of deferred financing fees	—	(2,135)
Dividends	—	(636)
Net cash used in financing activities	(163,191)	(45,687)
Effect of exchange rate changes on cash	476	(51)
Net increase (decrease) in cash	180,768	(7,536)
Cash, beginning of period	72,515	80,051
Cash, end of period	$253,283	$72,515

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Operating income	$81,426	$11,982	$214,233	$89,771
Adjustments:
Non-cash stock-based compensation expense(1)(2)	2,694	41,933	9,009	52,332
Long-lived asset impairment(1)	419	76	1,051	616
Adjusted operating income	$84,539	$53,991	$224,293	$142,719

Net income	$62,394	$4,742	$155,801	$50,434
Adjustments:
Non-cash stock-based compensation expense(1)(2)	2,694	41,933	9,009	52,332
Long-lived asset impairment(1)	419	76	1,051	616
Loss on prepayment, modification, and extinguishment of debt(3)	646	643	1,064	643
Tax impact of adjusting items(4)	(921)	(9,580)	(2,725)	(12,260)
Adjusted net income	$65,232	$37,814	$164,200	$91,765

Net income	$62,394	$4,742	$155,801	$50,434
Adjustments:
Interest expense	1,425	4,698	9,155	21,779
Income tax expense	18,750	2,000	49,400	16,824
Depreciation and amortization expense(5)	7,700	7,739	30,535	28,959
Non-cash stock-based compensation expense(1)(2)	2,694	41,933	9,009	52,332
Long-lived asset impairment(1)	419	76	1,051	616
Loss on prepayment, modification, and extinguishment of debt(3)	646	643	1,064	643
Adjusted EBITDA	$94,028	$61,831	$256,015	$171,587

Net sales	$375,768	$297,602	$1,091,721	$913,734
Operating income as a % of net sales	21.7%	4.0%	19.6%	9.8%
Adjusted operating income as a % of net sales	22.5%	18.1%	20.5%	15.6%
Net income as a % of net sales	16.6%	1.6%	14.3%	5.5%
Adjusted net income as a % of net sales	17.4%	12.7%	15.0%	10.0%
Adjusted EBITDA as a % of net sales	25.0%	20.8%	23.5%	18.8%

Net income per diluted share	$0.71	$0.05	$1.77	$0.58
Adjusted net income per diluted share	$0.74	$0.43	$1.87	$1.06
Weighted average common shares outstanding - diluted	88,320	86,930	87,847	86,347
_________________________
(1)These costs are reported in SG&A expenses.
(2)Includes $40.7 million of one-time non-cash stock-based compensation expense related to pre-IPO restricted stock units (“PRSUs”) that vested and were fully recognized during the three and twelve months ended December 28, 2019. The vesting of the PRSUs was triggered when Cortec ceased to own more than 35% of the voting power of our outstanding common stock following the closing of our November 2019 secondary offering.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan in Fiscal 2020 and the loss on modification and extinguishment related to the amendment of our credit facility in Fiscal 2019.
(4)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 22.5% for the three months ended January 2, 2021 and December 28, 2019, respectively. For the twelve months ended January 2, 2021 and December 28, 2019, the tax rate used to calculate the tax impact of adjustments was 24.5% and 22.9%, respectively. The tax impact of adjustments for the three and twelve months ended December 28, 2019 is net of a $0.9 million discrete income tax expense related to the recognition of $40.7 million one-time non-cash stock-based compensation expense associated with pre-IPO PRSUs that vested and were fully recognized during the three and twelve months ended December 28, 2019.
(5)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

Fiscal 2021 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Fiscal 2021 Outlook
	January 2, 2021	Low	High
Operating income	$214,233	$232,311	$236,678
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	16,228	16,228
Long-lived asset impairment(1)	1,051	—	—
Business optimization expense(1)(2)	—	2,556	2,556
Adjusted operating income	$224,293	$251,095	$255,462

Net income	$155,801	$172,380	$175,668
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	16,228	16,228
Business optimization expense(1)(2)	—	2,556	2,556
Long-lived asset impairment(1)	1,051	—	—
Loss on prepayment of debt(3)	1,064	—	—
Tax impact of adjusting items(4)	(2,725)	(4,602)	(4,602)
Adjusted net income	$164,200	$186,562	$189,850

Net sales	$1,091,721	$1,255,479	$1,277,313
Operating income as a % of net sales	19.6%	18.5%	18.5%
Adjusted operating income as a % of net sales	20.5%	20.0%	20.0%
Net income as a % of net sales	14.3%	13.7%	13.8%
Adjusted net income as a % of net sales	15.0%	14.9%	14.9%

Net income per diluted share	$1.77	$1.95	$1.98
Adjusted net income per diluted share	$1.87	$2.11	$2.14
Weighted average common shares outstanding - diluted	87,847	88,564	88,564
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(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan in Fiscal 2020.
(4)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both Fiscal 2020 and Fiscal 2021.
(5)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.